EXHIBIT 99.1

Zumiez Inc. Announces Fiscal 2019 Third Quarter Results

Third Quarter 2019 Comparable Sales increased 5.5%
Third Quarter 2019 Diluted Earnings Per Share Increased 37.1% to $0.75
Company Raises Full Year Outlook

LYNNWOOD, Wash., Dec. 05, 2019 (GLOBE NEWSWIRE) -- Zumiez Inc. (NASDAQ: ZUMZ) today reported results for the third quarter ended November 2, 2019.

Total net sales for the third quarter ended November 2, 2019 (13 weeks) increased 6.1% to $264.0 million from $248.8 million in the quarter ended November 3, 2018 (13 weeks). Comparable sales for the thirteen weeks ended November 2, 2019 increased 5.5% compared to a comparable sales increase of 4.8% for the thirteen weeks ended November 3, 2018.  Net income for the third quarter of fiscal 2019 was $19.2 million, or $0.75 per diluted share, compared to net income of $13.8 million, or $0.55 per diluted share in the third quarter of the prior fiscal year.

Total net sales for the nine months (39 weeks) ended November 2, 2019 increased 4.6% to $705.4 million from $674.1 million reported for the nine months (39 weeks) ended November 3, 2018. Comparable sales increased 4.2% for the thirty-nine weeks ended November 2, 2019 compared to a comparable sales increase of 6.3% for the thirty-nine weeks ended November 3, 2018. Net income for the first nine months of fiscal 2019 was $29.0 million, or $1.14 per diluted share, compared to net income for the first nine months of the prior fiscal year of $15.6 million, or $0.62 per diluted share.

At November 2, 2019, the Company had cash and current marketable securities of $178.6 million compared to cash and current marketable securities of $127.9 million at November 3, 2018. The increase in cash and current marketable securities was driven by cash generated through operations partially offset by capital expenditures.

Rick Brooks, Chief Executive Officer of Zumiez Inc., stated, “We are very pleased with the third quarter performance and our teams continued ability to provide high-quality service to the customer. The third quarter represented our fourth consecutive strong back-to-school season, our 13th quarter of positive comparable sales gains and continued solid full price selling in each of our geographies that we operate.  At the same time, the initiatives we’ve implemented aimed at creating efficiencies and generating savings throughout our organization contributed to our better than expected bottom line and allowed us to convert mid-single digit comparable sales into a 37.1% improvement in earnings per share. The holiday season is off to a good start and we are confident that our distinct approach to retailing combined with an operating model built around a singular cost structure has Zumiez well positioned to deliver record results in 2019 and generate increased shareholder value for years to come.”

Fiscal 2019 Fourth Quarter-to-date Sales
With the Thanksgiving holiday shifting a week later in 2019, the fiscal month of November has significant comparability issues with the prior year.  Therefore, the Company is providing a comparable sales update for the period beginning November 3, 2019 through December 3, 2019 (quarter-to-date) compared with the same period in the prior year.  Both years then include the full Black Friday weekend as well as Cyber Monday shipments.  The Company's comparable sales increased 3.3% for the 2019 fourth quarter-to-date period through December 3, 2019 compared with the same period in the prior year ending December 4, 2018.

Fiscal 2019 Fourth Quarter and Full Year Outlook
The Company is introducing guidance for the three months ending February 1, 2020. Net sales are projected to be in the range of $314 to $320 million including anticipated comparable sales growth of between 2.0% and 4.0%. Consolidated operating margins are expected to between 12.5% and 13.0% resulting in net income per diluted share of approximately $1.26 to $1.32.

Based upon better than anticipated trends and performance year-to-date, the Company is raising its annual guidance.  Fiscal 2019 comparable sales are now expected to increase approximately 4.0% and 4.5% compared to prior guidance of 2.0% to 4.0%.  Diluted earnings per share are now projected to range from $2.38 to $2.46, up from previous guidance of $2.10 to $2.20.

Share Repurchase Authorization:
On December 4, 2019, Zumiez Inc. approved the repurchase of up to an aggregate of $100 million of its Common Stock (the “Repurchase Program”). The repurchases will be made from time to time on the open market at prevailing market prices. The Repurchase Program is expected to continue through the fiscal year 2020 that will end on January 30, 2021, unless the time period is extended or shortened by the Board of Directors. The Repurchase Program supersedes all previously approved and authorized stock repurchase programs.

Conference call Information
A conference call will be held today to discuss third quarter fiscal 2019 results and will be webcast at 5:00 p.m. ET on http://ir.zumiez.com. Participants may also dial (574) 990-9934 followed by the conference identification code of 5856563.

About Zumiez Inc.

Zumiez is a leading specialty retailer of apparel, footwear, accessories and hardgoods for young men and women who want to express their individuality through the fashion, music, art and culture of action sports, streetwear, and other unique lifestyles. As of November 30, 2019 we operated 719 stores, including 608 in the United States, 52 in Canada, 48 in Europe and 11 in Australia. We operate under the names Zumiez, Blue Tomato and Fast Times. Additionally, we operate ecommerce web sites at zumiez.com, blue-tomato.com and fasttimes.com.au

Safe Harbor Statement

Certain statements in this press release and oral statements relating thereto made from time to time by representatives of the Company may constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. These statements include, without limitation, predictions and guidance relating to the Company's future financial performance, brand and product category diversity, ability to adjust product mix, integration of acquired businesses, growing customer demand for our products and new store openings. In some cases, you can identify forward-looking statements by terminology such as, "may," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue," or the negative of these terms or other comparable terminology. These forward-looking statements are based on management's current expectations but they involve a number of risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include, without limitation, those described in the Company’s annual report on Form 10-K for the fiscal year ended February 2, 2019 as filed with the Securities and Exchange Commission and available at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

ZUMIEZ INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	November 2, 2019	% of Sales	November 3, 2018	% of Sales
Net sales	$264,022	100.0%	$248,795	100.0%
Cost of goods sold	169,446	64.2%	161,922	65.1%
Gross profit	94,576	35.8%	86,873	34.9%
Selling, general and administrative expenses	70,266	26.6%	68,479	27.5%
Operating profit	24,310	9.2%	18,394	7.4%
Interest income, net	1,002	0.4%	493	0.2%
Other income (expense), net	275	0.1%	(74)	0.0%
Earnings before income taxes	25,587	9.7%	18,813	7.6%
Provision for income taxes	6,408	2.4%	4,990	2.0%
Net income	$19,179	7.3%	$13,823	5.6%
Basic earnings per share	$0.76		$0.55
Diluted earnings per share	$0.75		$0.55
Weighted average shares used in computation of earnings per share:
Basic	25,231		24,974
Diluted	25,560		25,261

ZUMIEZ INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)

	Nine Months Ended
	November 2, 2019	% of Sales	November 3, 2018	% of Sales
Net sales	$705,376	100.0%	$674,052	100.0%
Cost of goods sold	467,140	66.2%	452,057	67.1%
Gross profit	238,236	33.8%	221,995	32.9%
Selling, general and administrative expenses	201,285	28.6%	198,613	29.4%
Operating profit	36,951	5.2%	23,382	3.5%
Interest income, net	2,652	0.5%	1,015	0.1%
Other income (expense), net	987	0.1%	(308)	0.0%
Earnings before income taxes	40,590	5.8%	24,089	3.6%
Provision for income taxes	11,593	1.7%	8,496	1.3%
Net income	$28,997	4.1%	$15,593	2.3%

Basic earnings per share	$1.15		$0.63
Diluted earnings per share	$1.14		$0.62
Weighted average shares used in computation of earnings per share:
Basic	25,173		24,920
Diluted	25,480		25,220

ZUMIEZ INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	November 2, 2019	February 2, 2019	November 3, 2018
	(Unaudited)		(Unaudited)
Assets
Current assets
Cash and cash equivalents	$31,929	$52,422	$29,640
Marketable securities	146,718	112,912	98,236
Receivables	16,790	17,776	17,521
Inventories	183,381	129,268	186,938
Prepaid expenses and other current assets	10,757	14,797	15,853
Total current assets	389,575	327,175	348,188
Fixed assets, net	115,170	120,503	123,074
Operating lease right-of-use assets	301,736	—	—
Goodwill	57,580	58,813	58,619
Intangible assets, net	14,772	15,260	15,203
Deferred tax assets, net	7,424	5,259	4,438
Other long-term assets	8,773	7,180	7,197
Total long-term assets	505,455	207,015	208,531
Total assets	$895,030	$534,190	$556,719

Liabilities and Shareholders’ Equity
Current liabilities
Trade accounts payable	$73,418	$35,293	$90,060
Accrued payroll and payroll taxes	21,929	21,015	21,724
Income taxes payable	3,430	5,817	2,782
Deferred rent and tenant allowances	—	7,489	7,790
Operating lease liabilities	59,742	—	—
Other liabilities	18,815	23,494	24,645
Total current liabilities	177,334	93,108	147,001
Long-term deferred rent and tenant allowances	—	37,076	37,631
Long-term operating lease liabilities	287,400	—	—
Other long-term liabilities	3,457	3,550	3,315
Total long-term liabilities	290,857	40,626	40,946
Total liabilities	468,191	133,734	187,947

Shareholders’ equity
Preferred stock, no par value, 20,000 shares authorized; none issued and outstanding	—	—	—
Common stock, no par value, 50,000 shares authorized; 25,805 shares issued and outstanding at November 2, 2019, 25,521 shares issued and outstanding at February 2, 2019 and 25,532 shares issued and outstanding at November 3, 2018	159,251	153,066	151,658
Accumulated other comprehensive loss	(11,747)	(9,224)	(9,888)
Retained earnings	279,335	256,614	227,002
Total shareholders’ equity	426,839	400,456	368,772
Total liabilities and shareholders’ equity	$895,030	$534,190	$556,719

ZUMIEZ INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Nine Months Ended
	November 2, 2019	November 3, 2018
Cash flows from operating activities:
Net income	$28,997	$15,593
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and accretion	18,776	21,249
Noncash lease expense	42,960	—
Deferred taxes	29	(919)
Stock-based compensation expense	4,819	4,431
Other	(439)	482
Changes in operating assets and liabilities:
Receivables	3,190	(1,680)
Inventories	(54,687)	(63,892)
Prepaid expenses and other assets	(934)	(1,904)
Trade accounts payable	38,186	53,037
Accrued payroll and payroll taxes	971	1,342
Income taxes payable	(2,586)	(2,206)
Deferred rent and tenant allowances	—	(1,564)
Operating lease liabilities	(45,512)	—
Other liabilities	(4,316)	(6,820)
Net cash provided by operating activities	29,454	17,149
Cash flows from investing activities:
Additions to fixed assets	(13,871)	(15,683)
Purchases of marketable securities and other investments	(165,912)	(116,430)
Sales and maturities of marketable securities and other investments	132,974	115,536
Net cash used in investing activities	(46,809)	(16,577)
Cash flows from financing activities:
Proceeds from revolving credit facilities	—	32,776
Payments on revolving credit facilities	—	(27,651)
Proceeds from issuance and exercise of stock-based awards	1,604	899
Payments for tax withholdings on equity awards	(238)	(195)
Net cash provided by financing activities	1,366	5,829
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(242)	(777)
Net (decrease) increase in cash, cash equivalents, and restricted cash	(16,231)	5,624
Cash, cash equivalents, and restricted cash, beginning of period	54,271	25,803
Cash, cash equivalents, and restricted cash, end of period	$38,040	$31,427
Supplemental disclosure on cash flow information:
Cash paid during the period for income taxes	$14,024	$11,893
Accrual for purchases of fixed assets	1,412	1,477

Company Contact:
Darin White
Director of Finance &
Investor Relations
Zumiez Inc.
(425) 551-1500, ext. 1337

Investor Contact:
ICR
Brendon Frey
(203) 682-8200